EXHIBIT 99.1

MicroVision Announces Third Quarter 2019 Results

REDMOND, Wash., Nov. 06, 2019 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced third quarter 2019 results.

Revenue for the third quarter of 2019 was $1.2 million, compared to $11.6 million for the third quarter of 2018. MicroVision's net loss for the third quarter of 2019 was $6.1 million, or $0.05 per share, compared to net income of $0.3 million, or $0.00 per share for the third quarter of 2018.

”We made considerable progress in the third quarter with OEMs across multiple segments in our product portfolio that could have a significant positive impact on our 2020 results,” said Perry Mulligan, MicroVision’s Chief Executive Officer. “Production unit shipments for our April 2017 contract customer began in the third quarter and continue to proceed smoothly, meeting our customer’s production schedule,” Mulligan noted. “Our activities related to our interactive display solutions resulted in a major step forward during the past few months as customer due diligence work has now led to negotiations for a component purchase agreement that we aim to complete this quarter for a targeted launch of our interactive display module in 2020,” Mulligan added.

Financial Results Conference Call

The company will host a conference call today to discuss its third quarter 2019 results and current business operations at 2:00 p.m. Pacific Time today by accessing the Investor Relations section of MicroVision’s web site on the Investor Relations Events Calendar page at https://microvision.gcs-web.com/investor-event-calendar or dialing 1-877-883-0383 (for U.S. participants) or 1-412-902-6506 (for participants outside of the U.S.) ten minutes prior to the start of the call using pass code number 8896540.

The conference call will be available for rebroadcast from the Investor Relations section of MicroVision’s web site on the Investor Relations Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature sensing and projection solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this sensing and display solution means that its technology can be adapted to a wide array of applications and form factors. We combine our hardware, software, and algorithms to unlock value for our customers by providing them a differentiated advanced solution for a rapidly evolving, always-on world.

MicroVision has a substantial portfolio of patents relating to laser beam scanning projection and sensing.  MicroVision’s industry leading technology is a result of its extensive research and development. The company is based in Redmond, Washington.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to product shipment, potential product sales, adoption of technology, contract negotiations, the company’s future products, product applications and solutions and statements containing words such as “aim,” “could,” and “targeted” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include our ability to raise additional capital when needed; market acceptance of our technologies and products; and for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements; our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; our ability to maintain our listing on the Nasdaq Stock Market, and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us.  It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2019	2018

Assets
Current Assets
Cash and cash equivalents	$6,642	$13,766
Accounts receivable, net	505	476
Costs and estimated earnings in excess of billings on uncompleted contracts	-	987
Inventory	241	1,109
Other current assets	574	1,311
Total current assets	7,962	17,649

Property and equipment, net	2,111	2,993
Operating lease right-of-use asset	1,394	-
Restricted cash	435	435
Intangible assets, net	306	486
Other assets	186	1,470
Total assets	$12,394	$23,033

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$1,091	$2,411
Accrued liabilities	4,064	5,602
Deferred revenue	28	-
Contract liabilities	10,000	-
Other current liabilities	8	10,154
Current portion of operating lease liability	651	-
Current portion of finance lease obligations	24	21
Total current liabilities	15,866	18,188

Operating lease liability, net of current portion	1,482	-
Finance lease obligations, net of current portion	15	33
Deferred rent, net of current portion	-	695
Total liabilities	17,363	18,916

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	119	100
Additional paid-in capital	564,227	550,133
Accumulated deficit	(569,315)	(546,116)
Total shareholders' equity (deficit)	(4,969)	4,117
Total liabilities and shareholders' equity (deficit)	$12,394	$23,033

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Product revenue	$999	$-	$1,198	$-
License and royalty revenue	17	10,000	17	10,011
Contract revenue	174	1,572	3,066	5,763
Total revenue	1,190	11,572	4,281	15,774

Cost of product revenue	2,039	1,434	3,352	1,998
Cost of contract revenue	33	1,211	1,786	4,201
Total cost of revenue	2,072	2,645	5,138	6,199

Gross margin	(882)	8,927	(857)	9,575

Research and development expense	3,566	6,386	15,484	17,905
Sales, marketing, general and administrative expense	1,697	2,253	6,851	6,953
Total operating expenses	5,263	8,639	22,335	24,858

Income (loss) from operations	(6,145)	288	(23,192)	(15,283)

Other expense, net	4	1	(7)	(19)

Net income (loss)	$(6,141)	$289	$(23,199)	$(15,302)

Net income (loss) per share - basic	$(0.05)	$0.00	$(0.21)	$(0.18)
Net income (loss) per share - diluted	$(0.05)	$0.00	$(0.21)	$(0.18)

Weighted-average shares outstanding - basic	114,874	93,073	107,953	84,388
Weighted-average shares outstanding - diluted	114,874	93,204	107,953	84,388

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com